Exhibit 99.1

Dream Finders Announces Third Quarter 2024 Results

Third Quarter Revenues of $1 Billion

Homebuilding Revenues Up 10%, Net New Orders Up 9%

Return on Participating Equity of 30.4%

Jacksonville, FL. — October 31, 2024 — Dream Finders Homes, Inc. (the “Company”, “Dream Finders Homes”, “Dream Finders” or “DFH”) (NYSE: DFH) announced its financial results for the third quarter ended September 30, 2024.
Third Quarter 2024 Highlights (As Compared to Third Quarter 2023, unless otherwise noted)
•Homebuilding revenues increased 10% to $986 million from $894 million
•Home closings increased 5% to 1,889 from 1,798
•Net new orders increased 9% to 1,680 from 1,535
•Average sales price of homes closed increased 3% to $518,553 from $501,536
•Homebuilding gross margin of 19.2% compared to 20.6%
•Adjusted homebuilding gross margin (non-GAAP) of 27.6% compared to 28.4%
•Pre-tax income decreased 11% to $92 million from $104 million
•Net income attributable to DFH decreased 7% to $71 million, or $0.72 per basic share, from $76 million, or $0.79 per basic share
•Active community count of 235 as of September 30, 2024
•Backlog of 3,996 sold homes as of September 30, 2024, valued at $2.0 billion
•Controlled lot pipeline of 44,825 as of September 30, 2024, compared to 30,614 as of September 30, 2023
•Total liquidity, comprised of cash and cash equivalents and availability under the revolving credit facility, of $493 million as of September 30, 2024
•Net homebuilding debt to net capitalization (non-GAAP) of 45.6% as of September 30, 2024, compared to 34.5% as of September 30, 2023
•Return on participating equity of 30.4% for the trailing twelve months ended September 30, 2024, compared to 38.9% for the trailing twelve months ended September 30, 2023
•Repurchased 180,164 Class A common shares for $5 million during the three months ended September 30, 2024

Management Commentary
Patrick Zalupski, Dream Finders Homes Chairman and CEO, said, “In the third quarter, Dream Finders continued to demonstrate our focus on long-term growth objectives. We delivered homebuilding revenue growth of 10%, along with increased home closings and net sales of 5% and 9%, respectively, compared to the prior year quarter. While we experienced some margin erosion in Q3, we are more focused on maintaining our growth expectations.
We completed our acquisition of Jet HomeLoans on July 1, 2024, our sixth acquisition in five years. This deal was immediately accretive, contributing revenues of $16 million and pre-tax profitability of $7 million in the third quarter. Now having 100% control of this entity, we look to grow this business line into a highly profitable segment for DFH.
During the third quarter, we repurchased 180,164 shares of our class A common stock under our approved buyback program. In addition to investing in the growth and scale of our business, we remain committed to our capital allocation strategy, which includes buying back shares when we believe there is an attractive disconnect between the market price and the intrinsic value of the shares. We will remain opportunistic in all facets of growing the per share returns of DFH.
We are focused on closing out another successful year in 2024 while also hard at work building long-term value for 2025 and beyond. We reiterate our guidance of 8,250 closings for the full year 2024.”
Acquisition of Jet HomeLoans
On July 1, 2024, we acquired the remaining 40% equity interest in the previously unconsolidated mortgage joint venture, Jet HomeLoans, which is now consolidated as of that date in the Company’s financial statements. Jet HomeLoans continues to be included in the Company’s Financial Services segment for segment reporting purposes. Jet HomeLoans contributed financial services revenue of $16 million in the third quarter of 2024.
Third Quarter 2024 Results
Homebuilding revenues in the third quarter of 2024 increased 10% to $986 million, compared to $894 million in the third quarter of 2023. Average sales price (“ASP”) of homes closed for the third quarter of 2024 was $518,553, an increase of 3% compared to the prior year quarter ASP of $501,536. Home closings increased 5% to 1,889 compared to 1,798 in the third quarter of 2023. The growth in homebuilding revenue during the third quarter of 2024 when compared to the third quarter of 2023 was primarily due to the increase in home closings, as well as higher ASP, both largely due to the February 2024 Crescent Homes acquisition. Crescent Homes contributed 223 closings with an ASP of $554,231 during the third quarter of 2024. Additionally, the increased use of sales incentives during the third quarter of 2024 had a partially offsetting impact on our homebuilding revenue growth.
Homebuilding gross margin in the third quarter of 2024 was 19.2%, a decrease of 140 bps, compared to 20.6% in the third quarter of 2023. The slight decline in homebuilding gross margin for the third quarter of 2024 was mostly the result of higher land and financing costs, offset by direct cost reductions and, to a lesser extent, continued improvements in cycle times.
Adjusted homebuilding gross margin in the third quarter of 2024 was 27.6%, a decrease of 80 bps from the third quarter 2023 adjusted homebuilding gross margin of 28.4%. Adjusted homebuilding gross margin is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.”
Selling, general and administrative expense (“SG&A”) in the third quarter of 2024 increased 30% to $102 million, compared to $79 million in the third quarter of 2023. SG&A as a percentage of homebuilding revenues in the third quarter of 2024 increased 150 bps to 10.3% compared to 8.8% in the third quarter of 2023. The increase was primarily attributable to costs associated with forward mortgage commitment programs which allow our homebuyers to lock in their mortgage interest rates at the time of sale, as well as higher compensation costs as we continue to expand our operations.
Net income attributable to DFH in the third quarter of 2024 decreased 7% to $71 million, or $0.72 per basic share, from $76 million, or $0.79 per basic share in the third quarter of 2023. Aside from the operational results discussed above, the decrease was partially offset by a related decrease in income tax expense and, to a lesser extent, a reduction in contingent consideration expense in the third quarter of 2024 compared to the prior year quarter. As of September 30, 2024, the earnout period for the H&H acquisition concluded and the final payment is due in the fourth quarter of 2024.
Net new orders in the third quarter of 2024 were 1,680, an increase of 9% compared to 1,535 net new orders for the third quarter of 2023. The cancellation rate in the third quarter of 2024 was 13.8%, an improvement of 110 bps compared with the third quarter of 2023 cancellation rate of 14.9%. We believe the increase in net new orders and our lowered cancellation rate are reflective of our successful sales incentives and availability of quick, move-in-ready homes in our communities.
Our total available liquidity as of September 30, 2024 was $493 million, including $205 million of unrestricted operating cash. In addition, net homebuilding debt to net capitalization as of September 30, 2024 was 45.6%. Net homebuilding debt to net capitalization is a non-GAAP financial measure. See “Reconciliation of Non-GAAP Financial Measures.” During the first nine months of 2024, we released a significant number of housing starts and purchased additional lots for production, increasing our investment in inventory by $620 million since the end of 2023. This directly impacted our net homebuilding debt to net capitalization ratio and liquidity as we prepared to deliver our homes for the remainder of the year and in order to maintain an active pipeline of quick, move-in-ready homes.

Third Quarter 2024 Backlog
As of September 30, 2024, DFH had a backlog of 3,996 homes, valued at $2.0 billion, compared to the backlog of 4,205 homes, valued at $2.1 billion as of June 30, 2024. As of September 30, 2024, the ASP in backlog was $501,524 compared to $505,022 as of June 30, 2024. As of September 30, 2024, approximately 1,858 of the homes in backlog are expected to be delivered in 2025 and beyond.
The following table shows the backlog units and ASP as of September 30, 2024 by homebuilding segment:

	As of September 30, 2024 (unaudited)
Backlog:	Units	Average Sales Price
Southeast	1,645	$409,100
Mid-Atlantic	1,109	461,822
Midwest	1,242	659,389
Total	3,996	$501,524
Full Year 2024 Outlook
Dream Finders Homes maintains its guidance of approximately 8,250 home closings for the full year 2024.
About Dream Finders Homes, Inc.
Dream Finders Homes (NYSE: DFH) is a homebuilder based in Jacksonville, Florida. Dream Finders Homes builds single-family homes throughout the Southeast, Mid-Atlantic and Midwest, including Florida, Texas, Tennessee, North Carolina, South Carolina, Georgia, Colorado, and the Washington, D.C. metropolitan area, which comprises Northern Virginia and Maryland. Through its wholly owned subsidiaries, DFH also provides mortgage financing and title services to homebuyers. Dream Finders Homes achieves its industry-leading growth and returns by maintaining an asset-light homebuilding model. For more information, please visit www.dreamfindershomes.com.
Forward-Looking Statements
This press release includes forward-looking statements regarding future events, including projected 2024 home closings and market conditions, possible or assumed future results of operations and statements regarding the Company’s strategies and expectations as they relate to market opportunities and growth. All forward-looking statements are based on Dream Finders Homes’ beliefs as well as assumptions made by and information currently available to Dream Finders Homes. These statements reflect Dream Finders Homes’ current views with respect to future events and are subject to various risks, uncertainties and assumptions. These risks, uncertainties and assumptions are discussed in Dream Finders Homes’ Annual Report on Form 10-K for the year ended December 31, 2023, subsequently filed Form 10-Qs and other filings with the U.S. Securities and Exchange Commission. Dream Finders Homes undertakes no obligation to update or revise any forward-looking statement except as may be required by applicable law.

Dream Finders Homes, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	September 30, 2024	December 31, 2023
Assets
Cash and cash equivalents	$204,906	$494,145
Restricted cash	27,942	54,311
Accounts receivable	30,202	30,874
Inventories	2,060,168	1,440,249
Lot deposits	367,893	247,207
Other assets	105,578	80,759
Investments in unconsolidated entities	6,558	15,364
Mortgage loans held for sale	177,610	—
Property and equipment, net	24,898	7,043
Right-of-use assets	18,592	20,280
Goodwill	300,313	172,207
Total assets	$3,324,660	$2,562,439

Liabilities
Accounts payable	$168,982	$134,115
Accrued expenses	186,667	207,389
Customer deposits	130,199	172,574
Construction lines of credit	991,208	530,384
Senior unsecured notes, net	294,713	293,918
Mortgage warehouse facilities	170,167	—
Lease liabilities	19,515	21,114
Contingent consideration	73,497	116,795
Total liabilities	$2,034,948	$1,476,289
Mezzanine Equity
Redeemable preferred stock	148,500	148,500
Redeemable noncontrolling interest	21,451	—
Equity
Class A common stock, $0.01 per share, 289,000,000 authorized, 34,502,077 and 32,882,124 issued as of September 30, 2024 and December 31, 2023, respectively	345	329
Class B common stock, $0.01 per share, 61,000,000 authorized, 59,226,153 and 60,226,153 issued as of September 30, 2024 and December 31, 2023, respectively	592	602
Additional paid-in capital	276,431	275,241
Retained earnings	844,375	648,412
Treasury stock, at cost, 251,997 shares of Class A common stock as of September 30, 2024	(6,670)	—
Total Dream Finders Homes, Inc. stockholders’ equity	1,115,073	924,584
Noncontrolling interests	4,688	13,066
Total equity	1,119,761	937,650
Total liabilities, mezzanine equity and equity	$3,324,660	$2,562,439

Dream Finders Homes, Inc.
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Homebuilding	$986,257	$893,502	$2,863,714	$2,603,858
Financial services	20,612	2,328	27,140	6,731
Total revenues	1,006,869	895,830	2,890,854	2,610,589
Homebuilding cost of sales	797,110	709,286	2,328,587	2,109,485
Financial services expenses	12,156	1,449	16,254	3,885
Selling, general and administrative expense	101,886	78,514	278,945	210,548
Income from unconsolidated entities	(99)	(4,557)	(10,301)	(12,219)
Contingent consideration revaluation	5,948	9,026	13,793	32,608
Other income, net	(2,556)	(1,646)	(5,680)	(2,711)
Income before taxes	92,424	103,758	269,256	268,993
Income tax expense	(20,780)	(24,158)	(59,166)	(66,000)
Net and comprehensive income	71,644	79,600	210,090	202,993
Net and comprehensive income attributable to noncontrolling interests	(993)	(3,503)	(4,002)	(9,043)
Net and comprehensive income attributable to Dream Finders Homes, Inc.	$70,651	$76,097	$206,088	$193,950

Earnings per share
Basic	$0.72	$0.79	$2.10	$1.98
Diluted	$0.70	$0.75	$2.06	$1.83

Weighted-average number of shares
Basic	93,527,205	93,108,277	93,399,681	93,052,507
Diluted	100,736,148	102,052,181	100,140,134	105,819,964

Dream Finders Homes, Inc.
Other Financial and Operating Data
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Other Financial and Operating Data
Home closings	1,889	1,798	5,575	5,161
Average sales price of homes closed(1)	$518,553	$501,536	$510,204	$499,433
Net new orders	1,680	1,535	5,116	4,638
Cancellation rate	13.8%	14.9%	15.8%	17.1%
Homebuilding gross margin (in thousands)(2)	$189,147	$184,216	$535,127	$494,373
Homebuilding gross margin %(3)	19.2%	20.6%	18.7%	19.0%
Adjusted homebuilding gross margin (in thousands)(4)	$272,117	$254,172	$773,901	$696,276
Adjusted homebuilding gross margin %(3)(4)	27.6%	28.4%	27.0%	26.7%
Active communities as of period end(5)			235	219
Backlog - units			3,996	5,025
Backlog - value (in thousands)			$2,004,091	$2,410,182
Net homebuilding debt to net capitalization(4)			45.6%	34.5%
Return on participating equity(6)			30.4%	38.9%
(1)Average sales price of homes closed is calculated based on homebuilding revenues, adjusted for the impact of percentage of completion revenues, and excluding deposit forfeitures and land sales, over homes closed.
(2)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(3)Calculated as a percentage of homebuilding revenues.
(4)Adjusted homebuilding gross margin and net homebuilding debt to net capitalization are non-GAAP financial measures. For definitions of these non-GAAP financial measures and reconciliations to our most directly comparable financial measures calculated and presented in accordance with GAAP, see “Reconciliation of Non-GAAP Financial Measures.”
(5)A community becomes active once the model is completed or the community has its fifth net sale. A community becomes inactive when it has fewer than five homesites remaining to sell.
(6)Return on participating equity is calculated as net income attributable to DFH, less redeemable preferred stock distributions, divided by average beginning and ending total Dream Finders Homes, Inc. stockholders’ equity (“participating equity”) for the trailing twelve months.

	Three Months Ended September 30,				Nine Months Ended September 30,
	2024 (unaudited)		2023 (unaudited)		2024 (unaudited)		2023 (unaudited)
Home Closings:	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price	Units	Average Sales Price
Southeast	592	$494,163	828	$467,896	1,838	$492,913	2,261	$460,524
Mid-Atlantic	603	461,320	388	407,798	1,704	441,184	1,144	386,114
Midwest	694	589,087	582	611,886	2,033	583,688	1,756	623,358
Total	1,889	$518,553	1,798	$501,536	5,575	$510,204	5,161	$499,433

Reconciliation of Non-GAAP Financial Measures
Management utilizes specific non-GAAP financial measures as supplementary tools to evaluate operating performance. These include adjusted homebuilding gross margin and net homebuilding debt to net capitalization. Other companies may not calculate non-GAAP financial measures in the same manner that we do. Accordingly, these non-GAAP financial measures should be considered only as a supplement to relevant GAAP information, as reconciled for each measure below. In the future, we may incorporate additional adjustments to these non-GAAP financial measures as we find them relevant and beneficial for both management and investors.
Adjusted Homebuilding Gross Margin
The following table presents a reconciliation of adjusted homebuilding gross margin to the GAAP financial measure of homebuilding gross margin for each of the periods indicated (unaudited and in thousands, except percentages):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Homebuilding gross margin(1)	$189,147	$184,216	$535,127	$494,373
Interest expense in homebuilding cost of sales(2)	41,818	30,369	114,222	85,586
Amortization in homebuilding cost of sales(3)	(1,186)	—	5,914	—
Commission expense	42,338	39,587	118,638	116,317
Adjusted homebuilding gross margin	$272,117	$254,172	$773,901	$696,276
Homebuilding gross margin %(4)	19.2%	20.6%	18.7%	19.0%
Adjusted homebuilding gross margin %(4)	27.6%	28.4%	27.0%	26.7%
(1)Homebuilding gross margin is homebuilding revenues less homebuilding cost of sales.
(2)Includes interest charged to homebuilding cost of sales related to our construction lines of credit and senior unsecured notes, net, as well as lot option fees.
(3)Represents amortization of purchase accounting adjustments from the Crescent Homes acquisition.
(4)Calculated as a percentage of homebuilding revenues.
We define adjusted homebuilding gross margin as homebuilding gross margin excluding the effects of capitalized interest, lot option fees, amortization included in homebuilding cost of sales (adjustments resulting from the application of purchase accounting in connection with acquisitions) and commission expense. Our management believes this information is meaningful because it isolates the impact that these excluded items have on homebuilding gross margin. We include internal and external commission expense in homebuilding cost of sales, not selling, general and administrative expense, and therefore commission expense is taken into account in homebuilding gross margin.
As a result, in order to provide a meaningful comparison to the public company homebuilders that include commission expense below the homebuilding gross margin line in selling, general and administrative expense, we have excluded commission expense from adjusted homebuilding gross margin. However, because adjusted homebuilding gross margin information excludes capitalized interest, lot option fees, purchase accounting amortization and commission expense, which have real economic effects and could impact our results of operations, the utility of adjusted homebuilding gross margin information as a measure of our operating performance may be limited.

Net Homebuilding Debt to Net Capitalization
The following table presents a reconciliation of net homebuilding debt to net capitalization to the GAAP financial measure of total debt to total capitalization for each of the periods indicated (unaudited and in thousands, except percentages):

	As of September 30,
	2024	2023
Total debt	$1,456,088	$849,116
Total mezzanine equity	169,951	148,500
Total equity	1,119,761	837,572
Total capitalization	$2,745,800	$1,835,188
Total debt to total capitalization	53.0%	46.3%

Total debt	$1,456,088	$849,116
Less: mortgage warehouse facilities	170,167	—
Less: cash and cash equivalents	204,906	330,129
Net homebuilding debt	$1,081,015	$518,987
Total mezzanine equity	169,951	148,500
Total equity	1,119,761	837,572
Net capitalization	$2,370,727	$1,505,059
Net homebuilding debt to net capitalization	45.6%	34.5%
We define net homebuilding debt to net capitalization as the sum of construction lines of credit and senior unsecured notes, net less cash and cash equivalents (“net homebuilding debt”), divided by the sum of net homebuilding debt, total mezzanine equity and total equity (“net capitalization”). Net homebuilding debt excludes borrowings under our mortgage warehouse facilities. Management believes the net homebuilding debt to net capitalization is meaningful as it is used to assess our consolidated performance and the performance of our homebuilding segments, as well as to establish targets for performance-based compensation. We also use this ratio as a measure of overall leverage.

Contacts:
Investor Contact: investors@dreamfindershomes.com
Media Contact: mediainquiries@dreamfindershomes.com